UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 12, 2015

Planar Systems, Inc.

(Exact name of registrant as specified in its charter)

Oregon	0-23018	93-0835396
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1195 NW Compton Drive

Beaverton, Oregon 97006

(Address of principal executive offices, including zip code)

(503) 748-1100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The Merger Agreement

On August 12, 2015, Planar Systems, Inc., an Oregon corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Leyard American Corporation, a Delaware corporation (“Parent”) and Leopard Acquisition Corporation, an Oregon corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and Leyard Optoelectronic Co., Ltd., a limited company incorporated under the laws of the People’s Republic of China and the owner of all the issued and outstanding capital stock of Parent (“Guarantor”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

At the effective time of the Merger (“Effective Time”), each share of the Company’s common stock, no par value, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $6.58 in cash, without interest (the “Merger Consideration”). Shares of the Company’s common stock held by any of the Parent Parties and by the Company or any wholly owned subsidiary of the Company will not be entitled to receive the Merger Consideration.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase one share of the Company’s common stock will be cancelled and the holder thereof will be entitled to receive a payment in cash, without interest, equal to the product of the number of shares subject to such option and the excess, if any, of the Merger Consideration over the exercise price of the option.

Pursuant to the Merger Agreement, immediately prior to the Effective Time, each then-outstanding restricted stock unit award and each share of common stock subject to forfeiture will fully vest (and any performance-based vesting conditions shall be eliminated) with respect to the maximum number of shares underlying such award and the grantee thereof will receive, as soon as reasonably practicable following the Effective Time, an amount in cash equal to the Merger Consideration for each share covered by such award.

The shareholders of the Company will be asked to vote to approve the Merger at a special shareholder meeting that will be held on a date to be announced as promptly as reasonably practicable following the customary SEC clearance process. The closing of the Merger is subject to a condition that the Merger be approved by the affirmative vote of the holders of 67% of all of the outstanding shares of the Company’s common stock entitled to vote thereon at such meeting (the “Company Shareholder Approval”). Consummation of the Merger is also subject to the absence of any law, injunction or judgment that prohibits the consummation of the Merger, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, review by The Committee on Foreign Investment in the United States (“CFIUS”) and other customary closing conditions. The Parent Parties’ obligations to consummate the Merger also are subject to a condition that the Merger Agreement be approved by the affirmative holders of more than two-thirds of the voting rights held by all the shareholders present at the meeting of Guarantor shareholders, whether in person or by proxy (the “Guarantor Shareholder Approval”), and a condition that, since the date of the Merger Agreement, no Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred and be continuing. Each party’s obligation to consummate the Merger also is subject to certain additional conditions that include the accuracy of the other party’s representations and warranties, and the other party’s compliance with its covenants and agreements, contained in the Merger Agreement (in each case subject to certain materiality qualifiers).

The transaction will be financed through debt financing from China Merchants Bank, CMB Gaoan Branch (the “Bank”), or such other bank as the Guarantor may determine. Pursuant to the terms of a strategic cooperation agreement (the “Cooperation Agreement”) delivered to Guarantor by the Bank, the Bank has agreed to grant credit in the amount of up to RMB 1 billion Yuan, subject to the terms and conditions of the Cooperation Agreement, which conditions include internal approval by the Bank. The Merger Agreement does not contain a financing condition.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period.

Each party is required to use reasonable best efforts to satisfy the closing conditions relating to required governmental or third party consents (including CFIUS), including by making required antitrust filings and taking all actions necessary to prevent the commencement of any proceeding or the issuance of any judgment by any governmental entity that would delay or prohibit consummation of the transactions contemplated by the Merger Agreement.

The Company is subject to customary “no shop” restrictions on the ability of the Company to solicit third-party proposals relating to alternative transactions or provide information or enter into discussions in connection with alternative transactions, subject to certain exceptions to permit the Company’s Board of Directors to comply with its fiduciary duties.

Notwithstanding the limitations applicable pursuant to the “no shop” restrictions, prior to the Company Stockholder Approval, under specified circumstances the Board of Directors of the Company may change its recommendation in connection with an intervening event that was not known (or the consequences of which were not known or reasonably foreseen) as of the date of the Agreement, or in connection with an alternative proposal that does not result from material breach of the “no shop” restrictions and that the Board of Directors of the Company determines in good faith would, if consummated, constitute a superior proposal (in which latter case the Company may also terminate the Merger Agreement to enter into such superior proposal upon payment of the Company termination fee, as discussed below). Before the Board of Directors may change its recommendation in connection with a superior proposal, or terminate the Merger Agreement to accept a superior proposal, the Company must provide Parent with a customary four business day match right, subject to an additional two business day match right in the event of a material change to such superior proposal. Before the Board of Directors may change its recommendation in connection with an intervening event, the Company must provide Parent with a four business day period to amend the terms of the Merger Agreement to make it unnecessary for the Board of Directors to change its recommendation based on the intervening event.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified customary circumstances, the Company will be required to pay Parent a termination fee, or Parent will be required to pay the Company a termination fee, depending on the circumstances under which the Merger Agreement is terminated. If the Merger Agreement is terminated in connection with the Company entering into an alternative acquisition agreement in respect of a superior proposal or making a change of recommendation, or in certain other customary circumstances, the termination fee payable by the Company to Parent will be $4,000,000.

Parent will be required to pay the Company a reverse termination fee of $8,000,000 million if the Merger Agreement is terminated under certain circumstances in connection with a failure by Parent to obtain the Guarantor Shareholder Approval or failure by Parent to consummate the transactions contemplated by the Merger Agreement when all of the conditions to Parent’s obligations to close the transactions have been satisfied.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by February 12, 2016.

Concurrently with the execution of the Merger Agreement, Parent and the Company have entered into an escrow agreement with Wilmington Trust, N.A. securing the obligations of the payment of the entire reverse termination fee that may become payable by Parent to the Company pursuant to the Merger Agreement.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Voting Agreements and Undertakings

In connection with the transactions contemplated by the Merger Agreement, the directors and executive officers of the Company entered into a voting agreement with Parent pursuant to which such individuals have undertaken to vote their shares to approve the Merger , unless the (i) the Merger Agreement has been terminated, or (ii) the Merger Agreement is amended or modified to (A) reduce the amount or change the form or composition of the Merger Consideration payable in the Merger, or (B) create any additional condition to completion of the Merger. Also in connection with the transactions contemplated by the Merger Agreement, the Chairman and each non-independent director of the Guarantor entered into an undertaking pursuant to which such individuals have agreed to vote their shares of Guarantor to approve the Merger Agreement, the Merger and each other transaction contemplated under the Merger Agreement. The Chairman additionally undertook to use reasonable best efforts to cause the Guarantor to complete the required financing.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investor.planar.com or by directing a request to: Planar Systems, Inc., 1195 NW Compton Drive, Beaverton, Oregon 97006, Attn: Investor Relations, 503-748-8911, invest@planar.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended September 26, 2014 and in its definitive proxy statement filed with the SEC on Schedule 14A on January 9, 2015.

Item 3.03.	Material Modification to Rights of Security Holders

On August 12, 2015, the Company entered into a First Amendment of Rights Agreement (the “Amendment”) to its Rights Agreement, dated as of February 3, 2006, between the Company and Computershare Inc., successor-in-interest to Mellon Investor Services LLC (the “Rights Agreement”), for the purpose of amending the Rights Agreement to render it inapplicable to the Merger Agreement, the Merger and the other transactions contemplated thereby.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, which include statements regarding the proposed merger between the Company and Parent, may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, and are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, suppliers, operating results and business generally and other risks and uncertainties described under “Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2015. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished as part of this report:

Exhibit Description

2.1 Agreement and Plan of Merger, dated August 12, 2015, by and among Planar Systems, Inc., Leyard American Corporation, Leopard Acquisition Corporation and Leyard Optoelectronic Co., Ltd.

4.1 First Amendment of Rights Agreement, effective as of August 12, 2015, by and between Planar Systems, Inc. and Computershare Inc., successor-in-interest to Mellon Investor Services LLC.

99.1 Press Release of Planar Systems, Inc. dated August 12, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANAR SYSTEMS, INC. (Registrant)

By:	/s/ Stephen M. Going
Stephen M. Going
Senior Vice President, General Counsel and Secretary

Date: August 13, 2015